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                                                                   EXHIBIT 10(n)






August 12, 1994



Mr. Isaac Stein
525 University Avenue
Suite #415
Palo Alto, CA  94301

Dear Isaac:

Thank you for agreeing to serve as Chairman of the new Executive Committee of the Board of Directors of Raychem. Your compensation as Chairman will be $25,000 per year. You will also continue as Chairman of the Raynet Oversight Committee and will receive an annual fee of $25,000 for chairing this effort.

In addition to your normal board responsibilities, we have also agreed that you will spend approximately 50% of your professional time as a consultant to the Board and to the CEO. Initially, these efforts will focus on completion of the Raynet-Ericsson joint venture, management succession and the operations of the Board itself. It is presently contemplated that your services will be required in this capacity for one to two years. You will receive a retainer of $30,000 per month for these consulting services. In addition, we will reimburse your customary out-of-pocket expenses and will pay Waverley Associates, Inc. as a contribution to your rental and secretarial expenses an additional $5,000 per month. This arrangement will commence as of July 1, 1994 and will continue until terminated by either party on 9 months notice. This letter will amend and supersede our letter agreement of January 25, 1994. You and Waverley will continue to receive a customary indemnity from Raychem for these services covering liabilities and expenses, including costs of defense.

At today's Board meeting, you were also granted a stock option covering 25,000 shares of Raychem common stock. It is our expectation that there will be an additional grant at the beginning of fiscal 1996 commensurate with your level of involvement.



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Mr. Isaac Stein
August 12, 1994                                                           Page 2


Please sign and return the enclosed copy of this letter to confirm this arrangement.

Very truly yours,

/s/   PAUL M. COOK

Paul M. Cook

PMC/lda

cc:    Robert J. Saldich
       Robert J. Vizas



Read and Agreed to:

/s/  ISAAC STEIN

Isaac Stein